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                                                                      EXHIBIT 11
                                                                      ----------

                          AMERICAN PRECISION INDUSTRIES
                       COMPUTATION OF NET INCOME PER SHARE
           (Shares and dollars in thousands except per share amounts)

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

                                                                  Second Quarter Ended              Six Months Ended
                                                             -----------------------------     --------------------------
                                                                   1997             1996           1997            1996
                                                                  July 4           June 28        July 4          June 28
                                                             ------------      -----------     ----------      ----------

1.     Net income                                                $ 1,970          $ 1,574        $ 3,855         $ 2,972
                                                             ============      ===========     ==========      ==========


PRIMARY NET INCOME PER COMMON SHARE:

2.     Weighted-average number of
            common shares outstanding                              7,365            7,179          7,341           7,161

3.     Incremental shares:
            Dilutive common stock options                            341              239            359             237
                                                             ------------      -----------     ----------      ----------

4.     Total                                                       7,706            7,418          7,700           7,398
                                                             ============      ===========     ==========      ==========

5.     Primary net income per common share
                       (1 divided by 2)                         $   0.27*        $   0.22*      $   0.53         $  0.42
                                                             ============      ===========     ==========      ==========


FULLY DILUTED NET INCOME PER COMMON SHARE:

6.     Weighted-average number of
            common shares outstanding                              7,365            7,179          7,341           7,161

7.     Incremental shares:
            Dilutive common stock options                            371              245            371             245
                                                             ------------      -----------     ----------      ----------

8.     Total                                                       7,736            7,424          7,712           7,406
                                                             ============      ===========     ==========      ==========

9.     Fully diluted net income per common
            share (1 divided by 8)                               $  0.25          $  0.21        $  0.50           $0.40
                                                             ============      ===========     ==========      ==========


* Net income per common share outstanding was used in the designated calculations since the dilutive effect of common stock options was not material.

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